SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 5, 2016

OMNOVA SOLUTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25435 Harvard Road, Beachwood, Ohio		44122-6201
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 682-7000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 5, 2016, OMNOVA Solutions Inc. (the “Company”) appointed Donald B. (Mickey) McMillan as its Chief Accounting Officer and its principal accounting officer for purposes of the Company’s filings with the Securities and Exchange Commission. Mr. McMillan, age 56, will oversee the Company’s accounting and risk matters. Mr. McMillan will report to Paul F. DeSantis, who continues in his roles as Senior Vice President, Chief Financial Officer and principal financial officer of the Company. Mr. DeSantis will no longer serve as the Company’s principal accounting officer as of the date of Mr. McMillan’s appointment.
Prior to joining the Company, Mr. McMillan served in a variety of finance, accounting, and executive leadership roles, with A. Schulman, Inc., a publicly-traded international supplier of plastic compounds. From 2013 to 2016, Mr. McMillan served as A. Schulman’s Executive Vice President, Chief Information Officer, where he held responsibility for the global IT team and developed and implemented a number of global finance and IT related initiatives. Prior to that, Mr. McMillan served as its Chief Accounting Officer and Corporate Controller from 2011 to 2013, directing all aspects of the global accounting and financial reporting functions. He also served as its Interim Chief Financial Officer during 2011. Mr. McMillan joined A. Schulman in 1996. Between 1996 and 2011, Mr. McMillan held roles of increasing responsibility in A. Schulman’s financial and accounting departments. Mr. McMillan, a Certified Public Accountant, has a B.S. in Accounting from the University of Akron.
The appointment of Mr. McMillan as Chief Accounting Officer is not being made pursuant to any arrangement or understanding between Mr. McMillan and any other person. There are no family relationships existing between Mr. McMillan and any executive officer or director of the Company. There are no transactions between the Company and Mr. McMillan that would be required to be reported pursuant to Item 404(a) of Regulations S-K, and no such transactions are currently contemplated.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Frank P. Esposito
Name:	Frank P. Esposito
Title:	Assistant General Counsel & Corporate Secretary
Date:	December 7, 2016